Exhibit 4.5

HUTCHINSON TECHNOLOGY INCORPORATED

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee and Collateral Agent

FIRST SUPPLEMENTAL INDENTURE

Dated as of October 20, 2014

THIS FIRST SUPPLEMENTAL INDENTURE dated as of October 20, 2014 (this “First Supplemental Indenture”) between Hutchinson Technology Incorporated, a corporation duly organized and existing under the laws of the State of Minnesota (the “Company”), and Wells Fargo Bank, National Association, as Trustee (the “Trustee”) and Collateral Agent (the “Collateral Agent”), amends and supplements the Indenture dated as of January 22, 2013 among the Company, the Guarantors party thereto from time to time, and the Trustee and Collateral Agent (the “Indenture”).

RECITALS

WHEREAS, the Company executed and delivered the Indenture to the Trustee and Collateral Agent to provide for the issuance of the Company’s 10.875% Senior Secured Second Lien Notes due 2017 (the “Notes”).

WHEREAS, the Company desires to issue 8.50% Convertible Senior Notes Due 2019 of the Company (the “New 8.50% Notes”).

WHEREAS, the Company desires to use the proceeds of the New 8.50% Notes, together with funds from other sources, to discharge the Company’s Outstanding 8.50% Notes.

WHEREAS, the Company desires to amend the Indenture in order to permit the issuance of the New 8.50% Notes and the discharge of the Outstanding 8.50% Notes.

WHEREAS, pursuant to Section 9.02(a) of the Indenture, the Trustee or Collateral Agent (as the case may be) and the Company may, subject to certain exceptions, amend or supplement the Note Documents with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding.

WHEREAS, the Holders of at least a majority in aggregate outstanding principal amount of the Notes have consented to the amendments to the Indenture reflected in this First Supplemental Indenture.

WHEREAS, the Company has requested that the Trustee and Collateral Agent execute and deliver this First Supplemental Indenture, and all requirements necessary to make this First Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been done and performed, and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definition of Terms. For all purposes of this First Supplemental Indenture:

(a) a term not defined herein that is defined in the Indenture has the same meaning when used in this First Supplemental Indenture;

(b) the definition of any term in this First Supplemental Indenture that is also defined in the Indenture shall supersede the definition of such term in the Indenture;

(c) a term defined anywhere in this First Supplemental Indenture has the same meaning throughout;

(d) the singular includes the plural and vice versa; and

(e) headings are for convenience of reference only and do not affect interpretation.

ARTICLE II

AMENDMENTS TO THE INDENTURE

Section 2.01 Amendments to Section 1.01 of the Indenture. Section 1.01 of the Indenture is hereby amended by adding to said Section the following new defined terms in their appropriate alphabetical order:

“New 8.50% Notes” means the Company’s 8.50% Convertible Senior Notes Due 2019 in the aggregate original principal amount of $37,500,000 issued pursuant to the New 8.50% Notes Indenture.

“New 8.50% Notes Indenture” means the Indenture dated as of October 20, 2014, as amended and supplemented by the First Supplemental Indenture dated as of October 20, 2014, by between the Company and U.S. Bank National Association, in its capacity as trustee for the holders of the New 8.50%

Notes, as further amended, restated, adjusted, waived, renewed, extended, supplemented or otherwise modified from time to time, provided that (i) no such further amendment, restatement, adjustment, waiver, renewal, extension, supplement or other modification shall change the final maturity date of the New 8.50% Notes to a date that is earlier than 180 days after the Final Maturity Date and (ii) the terms, covenants and rates (including interest rates and fees) of the New 8.50% Notes after giving effect to any such further amendment, restatement, adjustment, waiver, renewal, extension, supplement or other modification shall be commercially reasonable at the time of such further amendment, restatement, adjustment, waiver, renewal, extension, supplement or other modification.

Section 2.02 Amendment to Section 4.07(a)(4) of the Indenture. Clause (4) of Section 4.07(a) of the Indenture is hereby amended and restated in its entirety to read as follows:

(4) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any of the Outstanding 8.50% Notes or New 8.50% Notes, except (x) any payment of interest or principal at the Stated Maturity thereof, or (y) the payment, purchase, redemption, defeasance or other acquisition or retirement of any Outstanding 8.50% Notes or New 8.50% Notes in anticipation of satisfying a payment at final maturity due within one year of the date of such payment, purchase, redemption, defeasance or other acquisition or retirement; or

Section 2.03 Amendment to Section 4.07(b)(5) of the Indenture. Clause 5 of Section 4.07(b) of the Indenture is hereby amended and restated in its entirety to read as follows:

(5) (i) the repayment, repurchase, redemption, defeasance or other acquisition or retirement for value of the Outstanding 8.50% Notes at any time on or prior to January 15, 2015 at a price not to exceed 100% of the principal amount thereof, plus accrued and unpaid interest thereon, provided that the New 8.50% Notes shall have been issued and, from the date of such issuance, cash in the amount of at least $35.0 million shall have been subject to customary escrow arrangements and segregated and restricted solely for use in such repayment, repurchase, redemption, defeasance or other acquisition or retirement for value and not commingled with cash or any other property of the Company and its Subsidiaries, (ii) the repurchase, redemption, defeasance or other acquisition or retirement for value of New 8.50% Notes with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness of such New 8.50% Notes, (iii) the conversion of New 8.50% Notes into Equity Interests of the Company (other than Disqualified Stock) in accordance with the terms of the New 8.50% Notes Indenture, and (iv) the repayment, repurchase, redemption, defeasance or other acquisition or retirement for value of New 8.50% Notes in an aggregate principal amount not to exceed $7.5 million within 120 days after the date of issuance of the New 8.50% Notes at a price not to exceed 100% of the principal amount thereof, plus accrued and unpaid interest thereon, provided that, from the date of such issuance, cash in the amount of at least $7.5 million shall have been subject to customary escrow arrangements and segregated and restricted solely for use in such repayment, repurchase, redemption, defeasance or other acquisition or retirement for value and not commingled with cash or other property of the Company and its Subsidiaries;

Section 2.04 Amendment to Section 4.09(a) of the Indenture. Clause (2) of Section 4.09(a) of the Indenture is hereby amended and restated in its entirety to read as follows:

(2) the New 8.50% Notes and any other unsecured Indebtedness, provided that such other unsecured Indebtedness has a final maturity date not earlier than 180 days after the Final Maturity Date and the terms, covenants and rates (including interest rates and fees) of such other unsecured Indebtedness are commercially reasonable at the time of incurrence thereof

ARTICLE III

MISCELLANEOUS

Section 3.01 Ratification of Indenture. The Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed.

Section 3.02 Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

Section 3.03 Governing Law. This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.04 Multiple Counterparts. The parties may sign multiple counterparts of this First Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent the same agreement.

Section 3.04 Separability. If any provisions of this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.05 Headings, Etc. The headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, as of the day and year first written above.

HUTCHINSON TECHNOLOGY INCORPORATED

By:	/s/ David P. Radloff
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michael Tu
Name: Michael Tu
Title: Assistant Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Michael Tu
Name: Michael Tu
Title: Assistant Vice President

[Signature Page to First Supplement Indenture –

10.875% Senior Secured Second Lien Notes]